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                                                                  Exhibit 10.18

                  FIRST AMENDMENT (this "Amendment"), dated December 13, 1996, to AMENDED AND RESTATED CREDIT AGREEMENT (the "Credit Agreement") dated September 5, 1996 by and among NCO GROUP, INC., NCO FINANCIAL SYSTEMS, INC., NCO FUNDING, INC. and NCO OF NEW YORK, INC. (each individually a "Borrower" and collectively the "Borrowers") and MELLON BANK, N.A. (the "Lender").

                  WHEREAS, on November 13, 1996, the Company completed its initial public offering of common stock by selling 2,875,000 shares (of which 375,000 shares were sold by certain selling shareholders) at a price to the public of $13.00 per share;

                  WHEREAS, the parties have agreed to amend the Credit Agreement on the terms and conditions set forth below.

                  NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

                  1. Defined Terms. Capitalized terms not otherwise defined in this Amendment will have the meanings that the Credit Agreement gives to those terms.

                  2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

                           (A) 1.1 Certain Definitions. The following
definitions in Section 1.1 are amended and restated in their entirety to read as follows:

         "Change of Management" shall mean that a majority of the Board of Directors of NCO Group shall be other than those who were directors on the date hereof (including for this purpose Allen F. Wise and Eric S. Siegel, who are expected to be appointed as directors by February 13,
         1997), or Michael J. Barrist for any reason shall cease to serve as chief executive officer of NCO Group; provided, however, that the cessation of Michael Barrist's status as chief executive officer shall not fall within the definition of a Change of Management so long as a replacement is hired within ninety (90) calendar days of such cessation who is reasonably acceptable to the Lender in its sole and absolute discretion.

         "Permitted Acquisitions" shall mean any acquisition (by way of stock purchase, merger, asset purchase or otherwise) by any Borrower of all of the properties of any going concern or going line of business; provided, however, that each such business being acquired by such Borrower must (1) have a positive EBITDA for the immediately preceding twelve months prior to the acquisition, after adjustments for unusual expense items, (2) be in the same or a similar line of business as such Borrower, (3) after recasting the


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         Borrowers' consolidated financial statements for the immediately preceding twelve month period to include the results of operations from the target of the acquisition, and preparing pro-forma financial statements for the immediately succeeding twelve month period, the combined Borrower and target shall have met the financial covenants described in Section 6.1 of this Agreement for the immediately preceding twelve months prior to the acquisition and on a pro-forma basis for the immediately following twelve month period after the acquisition, and (4) with respect to any merger, the Borrower shall be the surviving corporation; provided further, however, that the purchase price paid by such Borrower for the acquisition must not exceed $5,000,000 in any rolling twelve month period. An acquisition meeting these criteria does not require the Lender's consent

         "Responsible Officer" shall mean Michael J. Barrist, Charles Piola, Jr. or Steven L. Winokur.

         "Revolving Credit Commitment Fee" shall have the meaning set forth in
         Section 2.3(a) hereof.

         "Revolving Credit Committed Amount" shall mean Twenty-Five Million Dollars ($25,000,000).

         "Revolving Credit Maturity Date" shall mean four (4) years from closing on this Amendment.

         The definition of "Warrant Documents" is amended to include the Second 1996 Warrant Agreement, the 1996 Warrant, and the Second Amended and Restated Registration Rights Agreement all of even date herewith.

         The following definitions are hereby added to Section 1.1:

         "IPO" shall mean the initial public offering by NCO Group, Inc. of 2,875,000 shares (of which 375,000 shares were sold by certain selling shareholders) of common stock at a price to the public of $13.00 per share on November 13, 1996

         "LIBOR Based Rate" shall mean with respect to any LIBOR Based Rate Loan outstanding, the LIBOR Rate plus two and one-half percent (2 1/2%) per annum.

         "LIBOR Based Rate Loan" shall mean any Revolving Credit Loan on which interest accrues at the LIBOR Based Rate.

         "LIBO Rate Period" shall have the meaning set forth in Section 2.5(a) hereof.


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         "LIBOR Rate" shall mean the annual rate of interest determined by
         Lender as being the rate available to Lender at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen "LIBO", in accordance with the usual practice in such market, for the LIBO Rate Period, in effect two Good Business Days prior to the funding date for a requested LIBOR Based Rate Loan, or for a LIBOR Based Rate Loan which Borrower has elected to continue as a LIBOR Based Rate Loan beyond the expiration of the then current LIBO Rate Period with respect thereto, for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the Revolving Credit Loan which shall then be loaned or continued by the Lender to Borrower as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBO Rate Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBO Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBO Rate Period ("Eurocurrency Reserve Requirement"). Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement.

         "Libor Based Rate Option" shall have the meaning set forth in Section 2.5(a)(iii) hereof.

         "Prime Based Loan" shall mean any Revolving Credit Loan that accrues interest at the Prime Rate.

         "Prime Based Rate Option" shall have the meaning set forth in Section
         2.5 hereof.

         "S Corporation Termination Date" shall mean September 3, 1996, the date on which NCO Financial Systems, Inc. terminated its status as an S corporation

                           (B) 2.1(c) Revolving Credit Note.  Section 2.1(c)
is amended and restated in its entirety to read as follows:

         The obligation of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made by the

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         Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrowers, dated the date hereof (the "Revolving Credit Note") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of the Lender in a face amount equal to $25,000,000 (the "Revolving Credit Committed Amount").

                           (C) 2.3(a) Revolving Credit Commitment Fee;

         The Borrowers shall pay to the Lender a commitment fee (the "Revolving Credit Commitment Fee") equal to three-eighths of one percent (3/8%) per annum (based on a year of 360 days and actual days elapsed), for each day from and including the date hereof to but not including the Revolving Credit Maturity Date, on the amount (not less than zero) equal to (i) the Revolving Credit Committed Amount on such day, minus
         (ii) the aggregate principal amount of the Revolving Credit Loan outstanding on such day. Such Revolving Credit Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid: (x) on each Regular Payment Date, (y) on the date of each reduction of the Revolving Credit Committed Amount (whether optional or mandatory) on the amount so reduced and (z) on the Revolving Credit Maturity Date.

                           (D) 2.5 (a) Interest. Section 2.5(a) is amended
and restated in its entirety to read as follows:

         (i) Revolving Credit Interest.  Interest on outstanding
         Revolving Credit Loans shall be calculated at the Prime Based Rate Option or the LIBOR Based Rate Option.

         (ii) Prime Based Rate Option. All or a portion of the unpaid principal balance of any Revolving Credit Loan, unless subject to the LIBOR Based Rate Option, shall bear interest at the Prime Rate, subject to the terms hereof ("Prime Based Rate Option"). Changes in the Prime Rate shall become effective on the same day as Lender announces a change in its Prime Rate.

         (iii) LIBOR Based Rate Option. All or a portion of the unpaid principal balance of any Revolving Credit Loan may, at Borrower's option, bear interest at the LIBOR Based Rate ("LIBOR Based Rate Option").

         (a) LIBOR Based Rate Loans may be selected for periods of one, two, or three months' duration, during which the LIBOR Based Rate is applicable (each such period a "LIBO Rate Period"); provided, however, that (1) if the LIBO Rate Period would otherwise end on a day which shall not be a Business Day, such LIBO Rate Period shall be extended to the

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         next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such LIBO Rate Period shall end on the next preceding Business Day subject to clause (3) below; (2) interest shall accrue from and including the first day of each LIBO Rate Period to, but excluding the day on which any LIBO Rate Period expires; (3) with respect to any LIBO Rate Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBO Rate Period), the LIBO Rate Period shall end on the last Business Day of a calendar month; and (4) not more than ten separate LIBOR Based Rate Loans may be outstanding at any one time. Subject to all of the terms and conditions applicable to a request that all or a portion of new Revolving Credit Loans or that all or a portion of the outstanding principal balance under a LIBOR Based Rate Loan, Borrower may extend a LIBOR Based Rate Loan as of the last day of the LIBO Rate Period to a new LIBOR Based Rate Loan or may convert all or a portion of the Revolving Credit Loans to the Prime Based Rate Option to a LIBOR Based Rate Loan. If the Borrower fails to notify the Lender of the LIBO Rate Period for a subsequent LIBOR Based Rate Loan at least three Business Days prior to the last day of the then current LIBO Rate Period of an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a loan subject to the Prime Based Rate Option at the end of the current LIBO Rate Period for such outstanding LIBOR
         Based Rate Loan and shall accrue interest in accordance with Section 2.5(a)(ii) above.

         (b) The LIBOR Rate may be automatically adjusted by Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBO Rate Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor) that increase the cost to Lender of funding the LIBOR Based Rate Loan. Lender shall promptly give the Borrower notice of such a determination and adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such adjustment.

         (c) In the event that the Borrower shall have requested the LIBOR Based Rate Option in accordance with Section 2.5(a)(iii) and Lender shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of

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         the requested LIBOR Based Rate Loan and for the LIBO Rate Period are
         unavailable, impractical or unlawful, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of the LIBOR Based Rate applicable to the specified LIBO Rate Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by the Borrower during the LIBO Rate Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified LIBO Rate Period, Lender shall promptly give notice of such determination to the Borrower that the rate based on the LIBOR Rate is not available. A determination by Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (1) the right of Borrower to select, convert to, or maintain a LIBOR Based Rate Loan at the rate based on the LIBOR Rate shall be suspended until Lender shall have notified the Borrower that such conditions shall have ceased to exist, (2) Lender shall use its best efforts to offer to Borrower a replacement index at a rate with a margin that gives Lender a comparable yield to the LIBOR Based Rate Option, and (3) the Loans subject to the requested LIBOR Based Rate Option shall accrue interest in accordance with Section 2.5(a)(ii) above.

         (d) In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for Lender to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the LIBOR Based Rate, then Lender shall immediately notify Borrowers thereof and Lender's obligations to make, convert to, or maintain a LIBOR Based Rate Loan at the LIBOR Based Rate shall be suspended until such time as Lender may again cause the LIBOR Based Rate to be applicable to any LIBOR Based Rate Loans of the Revolving Credit Loans subject to the LIBOR Based Rate shall accrue interest in accordance with Section 2.5(a)(ii) above. Promptly after becoming aware that it is no longer unlawful for Lender to maintain such Eurodollar liabilities, Lender shall notify Borrower thereof and such suspension shall cease to exist.

         (iv) Indemnity/Loss of Margin: Borrower shall indemnify, defend and hold harmless Lender against any and all loss, liability, cost or expense Lender may sustain or incur as a consequence of (i) any failure of Borrower to obtain, convert or extend any LIBOR Based Rate Loan after notice thereof has been given to Lender or (ii) any payment, prepayment, termination or conversion of a LIBOR Based Rate Loan made for any reason on a date other than the last day

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         of the applicable LIBO Rate Period. Borrower shall pay the full amount thereof to Lender, on demand by Lender.

         (v) Change in Law. In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, Lender and the result of any of the foregoing is to increase the costs of Lender, reduce the income receivable by or return on equity of Lender or impose any expense upon Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Lender shall so notify Borrowers in writing. Upon notice from Lender, Borrowers agree to pay Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Lender's calculation of the amount (in determining such amount Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.

         (vi) Limitation on LIBOR Based Rate Loans during Periods of Default:
         Upon the occurrence and during the continuance of an Event of Default and following written notice from Lender to Borrower, Lender may in its sole discretion eliminate the availability of LIBOR Based Rate Loans.

         (vii) Applicable Interest Limitations: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Amendment exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall in its sole discretion apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.


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                           (E) 3.4 Governmental Approvals and Filings. Section
3.4 is amended to recognize that Loan Documents may need to be filed with the Securities and Exchange Commission.

                           (F) 5.14 Bank Accounts. Section 5.14 is amended to
provide that if Lender fails to service the Borrower's depository and disbursement accounts in a commercially reasonable manner, Borrower may move the accounts to another financial institution of its choice.

                           (G) 6.1(a) Consolidated Current Ratio. Section 6.1(a)
is amended and restated in its entirety to read as follows:

         The Consolidated Current Ratio shall not at any time be less than .5 to
         1.00. For purposes of determining the Consolidated Current Ratio, Consolidated Current Liabilities shall include all Obligations.

                           (H) 6.1(b) Consolidated Net Worth. Section 6.1(b) is
amended and restated in its entirety to read as follows:

         As of the last day of each fiscal quarter Consolidated Net Worth shall not at any time be less than $26,000,000 plus 90% of quarterly Consolidated Net Income on a cumulative basis for each quarter beginning with the quarter ending December 31, 1996, but without deductions for net losses plus the net proceeds of any offering of equity after the IPO. For purposes of this provision only, Consolidated Net Income shall be calculated after S corporation tax distributions and compensation dividends payable with respect to periods before the S Corporation Termination Date.

                           (I) 6.1(c) Funded Debt to Consolidated EBITDA.
Section 6.1(c) is amended and restated in its entirety to read as follows:

         As of the last day of each fiscal quarter, the ratio of Funded Debt to annualized Consolidated EBITDA shall not be more than 2.5 to 1.00. Consolidated EBITDA shall be annualized by multiplying Consolidated EBITDA for the fiscal quarter being tested by four. For purposes of this provision only, Stock Payments which are paid as annual compensation dividends pursuant to Section 6.6 hereof with respect to periods before the S Corporation Termination Date shall be included as operating expenses in the calculation of Consolidated EBITDA, but tax bonuses paid to shareholders in lieu of S corporation tax distributions with respect to periods before the S Corporation Termination Agreement and the Final S Corp. Distribution shall not be included as

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         operating expenses of Consolidated EBITDA. In addition, for purposes of this provision only, Consolidated EBITDA shall include the pre-acquisition EBITDA, for the immediately preceding 12 month period, of any company acquired by any Borrower.

                           (J) 6.1(d) Consolidated Interest Coverage Ratio.
Section 6.1(d) is amended and restated in its entirety to read as follows:

         The Consolidated Interest Coverage Ratio as of the last day of each fiscal quarter shall not be less than 4.00 to 1.00. For purposes of this provision only, Stock Payments which are paid as annual compensation dividends pursuant to Section 6.6 hereof with respect to periods before the S Corporation Termination Date shall be included as operating expenses in the calculation of Consolidated EBIT, but tax bonuses paid to shareholders in lieu of S corporation tax distributions with respect to periods before the S Corporation Termination Date and the Final S Corp. Distribution shall not be included as operating expenses in the calculation of Consolidated EBIT.

                           (K) 6.1(e) Net Trade Accounts Receivable Ratio.
Section 6.1(e) is amended and restated in its entirety to read as follows:

         On a consolidated basis, the ratio of the Borrowers' net trade accounts receivable to Obligations shall not at any time be less than .5 to 1.00, and the Borrowers may pledge cash or cash equivalents to the Lender in order to maintain this ratio; provided, however, that any bad debts shall be accounted for in a consistent manner with the most recently delivered financial statements.

                           (L) 6.5 Loans, Advances and Investments. The
exceptions in Section 6.5 are amended to allow (f) Permitted Acquisitions and
(g) investments in a Borrower by another Borrower.

                           (M) 6.6(a) Dividends and Related Distributions.
Section 6.6(a) is amended to permit the payment of Stock Payments from one Borrower to another Borrower.

                           (N) 6.6 Dividends and Related Distributions. Sections
6.6(b) and (c), which restrict compensation payable to certain officers, are deleted for fiscal periods following the IPO.

                           (O) 6.9(v) Mergers, Acquisitions, etc. Section
6.9(v) is amended to permit mergers and consolidations that are part of Permitted Acquisitions.

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                           (P) 6.11 Issuance of Stock. Section 6.11 is amended
and restated in its entirety to read as follows:

         No Borrower, other than NCO Group, shall issue, sell, otherwise dispose or suffer to remain outstanding, voluntarily or involuntarily, any additional shares of capital stock, or any options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate such Borrower to issue any shares of its capital stock, except to NCO Group or another Borrower.

                           (Q) 6.15 Limitations on Modification of Certain
Agreements and Instruments. Section 6.15 is amended and restated in its entirety to read as follows:

         No Borrower shall materially amend, modify or supplement materially its articles of incorporation or by-laws (or similar constituent documents), if so doing would adversely affect the Bank's rights or benefits under the Loan Documents.

                           (R) 6.14 Capital Expenditures. Section 6.14 is
amended and restated in its entirety to read as follows:

         No Borrower shall make any Capital Expenditures on or after the date hereof, except for Capital Expenditures not in excess of $2,000,000, in the aggregate among all Borrowers, in any rolling four quarter period; provided, however, that the Borrowers may carry forward into the future, on a non-cumulative basis, up to $750,000 in unspent Capital Expenditures per rolling four quarter period. For purposes of this provision, (a) all leases, except for real estate leases and automobile leases, shall be deemed to be Capitalized Leases and therefore shall be accounted for as a Capital Expenditure, and (b) Purchase Money Indebtedness shall be accounted for as a Capital Expenditure.

                           (S) 7.1(g) Events of Default. The threshold for any
judgment or judgments in Section 7.1(g) is increased to $200,000.

                           (T) 7.1(h) Events of Default. The threshold for
attachment, garnishment, execution, distraint or similar process in Section 7.1(h) is increased to $200,000.

                           (U) 7.1(r) Events of Default. Section 7.1(r) is added
to read as follows:


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         Any person or any affiliated group of persons, other than present management, obtains control of a majority of the voting stock of NCO Group.

                           (V) 7.2 Consequences of an Event of Default. The
reference to "Section 7.01" in Section 7.2(a) is amended to refer to Section 7.1 and the reference to "subsection q or r of Section 7.1" in Section 7.2(b) is amended to refer to subsection p or q of Section 7.1.

                           (W) 8.15 Confidential Information. Section 8.15 is
added to read as follows:

         Lender acknowledges that the reports, documents and other information supplied or to be supplied by Borrowers to Lender pursuant to this Agreement, including without limitation, the reports, documents and other information to be supplied pursuant to Section 3.11 and Section
         5.1 of this Agreement, are confidential (all such reports, documents and other information are hereinafter referred to as "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any reports, documents and other information which are, or become, generally available to the public other than as a result of a breach of this Section 8.15 by Lender or its respective directors, officers, employees, representatives, agents, affiliates or professional advisors. Without the prior written consent of Borrowers, Lender shall not disclose any Confidential Information to any Person other than (a) its respective directors, officers, employees, representatives, agents, affiliates and professional advisors and then only on a "need to know" basis (the "Permitted Persons") or (b) to, or in any filing with, any state of federal regulatory agency to which Lender is required to report by its charter or by statute or regulation. Lender shall cause all Permitted Persons to comply with all the terms and covenants of this Section 8.15. Lenders shall inform all Permitted Persons of the confidential nature of the Confidential Information and shall, if requested by Borrowers, obtain the written agreement of all Permitted Persons to be bound by and comply with the provisions of this Section 8.15 on the same terms and conditions as if specifically named a party. Without limiting the generality of the foregoing, Lender agrees that it shall not trade in, or make recommendations concerning trades in, the common stock or other securities of NCO Group. Lender acknowledges that any breach of this
         Section 8.15 may cause irreparable injury to Borrowers for which money damages could not adequately compensate. If there is such a breach, Borrowers shall be entitled, in addition to any other rights and remedies they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching

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         parties from continuing such breach. The existence of any claim or cause of action which any of the breaching parties may have against any of the Borrowers shall not constitute a defense or bar to the enforcement of this Section 8.15. Notwithstanding the foregoing, if the Lender is required to disclose any Confidential Information in a judicial, administrative or governmental proceeding, Lender will notify Borrowers as promptly as practicable so that Borrowers may either seek an appropriate protective order or relief or waive the provisions of this Section 8.15. If, in the absence of any such protective order, relief or waiver, Lender is required, in the written opinion of their legal counsel, to disclose Confidential Information to any court, governmental agency or tribunal or else stand liable for contempt or other penalty, Lender may disclose such Confidential Information without liability hereunder.

                  3. Representations and Warranties. Each Borrower hereby represents and warrants to Lender as follows:

                           (A) Article 3 of Credit Agreement. Except as amended
hereby or shown on the replacement disclosure schedules attached to this Amendment, the representations and warranties contained in Article 3 of the Credit Facility Agreement are accurate on and as of the date hereof.

                           (B) No Adverse Change. Since June 30, 1996 there has
been no adverse change in such Borrower's business, operations, or condition (financial or otherwise).

                           (C) IPO. Borrowers have (1) raised a minimum of
$24,000,000 in net proceeds in the IPO and (2) have cash after repayment of Lender Outstandings and the Borrowers' Final S Corp. Distributions of at least $8,000,000.

                           (D) No Defaults. As of the date hereof, no Event of
Default exists and no event exists that would, with the passage of time or the giving of notice or both, be such an Event of Default.

                           (E) Collateral Security. All Security Documents
continue in full force and effect, except that (i) the Guarantor Pledge Agreement has been terminated and (ii) the three "Existing Intercompany Subordinated Demand Notes," each in the principal amount of $15,000,000, from NCO Group, Inc., NCO of New York, Inc., and NCO Financial Systems, Inc., respectively, as borrowers to NCO Funding, Inc. as lender, all of which have been endorsed and pledged to Lender under the Security Agreement, will be exchanged for "New Intercompany Subordinated Demand Notes" in the amount of $40,000,000 each. In addition, the Guaranty has been terminated.


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                  4. Conditions to Closing. Lender's obligation to enter into this Amendment are subject to the following conditions having been satisfied in full to Lender's satisfaction:

                           (A) Lender shall have received this Amendment and the
Amended and Restated Revolving Credit Note duly executed on behalf of the parties thereto;

                           (B) Lender shall have received the Second 1996
Warrant Agreement, Second 1996 Warrant and Second Amended and Restated Registration Rights Agreement duly executed on behalf of the parties thereto;

                           (C) Lender shall have received all other documents,
instruments and proceedings which it reasonably may request, in form satisfactory to Lender

                           (D) Lender shall have received $50,000 in cash,
representing the balance due on the cash portion of Lender's facility fee;

                           (E) The Borrowers shall deliver to the Lender
evidence satisfactory to the Lender that the Borrowers have purchased interest rate protection with a financial institution acceptable to the Lender pursuant to which the Borrowers have reduced their risk of exposure to a LIBOR Rate in excess of 9.5%. This interest rate protection agreement shall be in force for a period of two years and shall apply to a minimum of $3,000,000 of Obligations;

                           (F) Payment or reimbursement to Lender for all legal
expenses incurred by Lender to analyze, prepare and negotiate and conclude this Amendment and all related agreements and transactions described herein;

                           (G) Lender shall have received resolutions executed
by appropriate officers of each Borrower authorizing each Borrower to increase the Revolving Credit Committed Amount and execute this Amendment;

                           (H) Lender shall have received opinions from
Borrowers' lawyers on such legal matters as Lender may reasonably request; and

                           (I) Lender shall have received New Intercompany
Subordinated Demand Notes, endorsed to Lender, whereupon Lender will return the Existing Intercompany Demand Subordinated Notes for cancellation.

                  5. Continuing Effectiveness of Credit Agreement and Other Loan Documents. Except as amended hereby, the Credit Agreement and other Loan Documents remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                         NCO GROUP, INC.

                                         By:  /s/ Michael J. Barrist
                                            ----------------------------------
                                            MICHAEL J. BARRIST
Attest:_____________________                Title: President and CEO

[CORPORATE SEAL]

                                         NCO FINANCIAL SYSTEMS, INC.

                                         By:  /s/ Michael J. Barrist
                                            ----------------------------------
                                            MICHAEL J. BARRIST
Attest:_____________________                Title: President and CEO

[CORPORATE SEAL]

                                         NCO FUNDING, INC.

                                         By:  /s/ Michael J. Barrist
                                            ----------------------------------
                                            MICHAEL J. BARRIST
Attest:_____________________                Title: President and CEO

[CORPORATE SEAL]

                                         NCO FUNDING, INC.

                                         By:  /s/ Michael J. Barrist
                                            ----------------------------------
                                            MICHAEL J. BARRIST
Attest:_____________________                Title: President and CEO

[CORPORATE SEAL]

                                         MELLON BANK, N.A.

                                         By:  /s/ Liz A. Mellace
                                            ----------------------------------
                                         Name:  Liz A. Mellace
                                              --------------------------------
                                         Title:  Assistant Vice President
                                               -------------------------------

                                      -14-